Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Stock Incentive Plan of Chipotle Mexican Grill, Inc. of our reports dated February 25, 2008, with respect to the consolidated financial statements of Chipotle Mexican Grill, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Chipotle Mexican Grill, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 27, 2008